Exhibit 99.1

News Release

Contact:	Media	Analysts	Corporate Affairs
	Ron Gruendl	Andy Clark	One Mellon Center
	(412) 234-7157	(412) 234-4633	Pittsburgh, PA 15258-0001
	gruendl.rr@mellon.com	clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON BOARD APPROVES NEW 25 MILLION SHARE REPURCHASE PROGRAM

PITTSBURGH, September 20, 2005—The board of directors of Mellon Financial Corporation today authorized a new repurchase program covering 25 million shares of Mellon common stock. This new program will take effect following the completion of an existing 25 million share repurchase program, approved in October 2002, which had 2 million shares remaining as of June 30, 2005.

Since January 1, 1999, Mellon’s board has authorized seven repurchase programs for a total of 170 million shares. Mellon had approximately 418 million common shares outstanding as of June 30, 2005.

“Accretive share repurchases are part of Mellon’s strategy to aggressively manage our capital base to enhance shareholder returns,” said Martin G. McGuinn, Mellon chairman and chief executive officer.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.2 trillion in assets under management, administration or custody, including $738 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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